UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

INSTINET GROUP INCORPORATED

(Exact Name of Registrant as Specified in its Charter)

Delaware	13-4134098
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

3 Times Square New York, New York	10036
(Address of principal executive offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☒

Securities Act registration statement file number to which this form relates: 333-55190

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
None	None

Securities to be registered pursuant to Section 12(g) of the Act:

PREFERRED SHARE PURCHASE RIGHTS

(Title of class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.	Description of Registrant’s Securities to be Registered.

A description of the Rights Agreement (the “Rights”) of Instinet Group Incorporated (the “Registrant”) is contained in the prospectus (the “Prospectus”), included in the Registrant’s Registration Statement on Form S-1 (File No. 333-55190) (the “Registration Statement”), as amended, originally filed with the Securities and Exchange Commission on February 8, 2001. The description of the Rights contained in the Prospectus under the heading “Description of Capital Stock” is hereby incorporated by reference into this Form 8-A/A. A copy of the Rights Agreement is included as Exhibit 4.3 to the Registrant’s Quarterly Report filed on Form 10-Q (Commission file No. 000-32717) for the quarterly period ended June 30, 2001 and is incorporated by reference herein.

In connection with the Merger Agreement, on April 22, 2005, the Registrant entered into an Amendment No.2 to the Rights Agreement by and between the Registrant and Mellon Investor Services LLC, dated May 15, 2001, as amended (the “Amendment”). The Amendment provides that neither the execution of the Merger Agreement nor the consummation of the Merger or other transactions contemplated by the Merger Agreement will entitle holders of the Rights to exercise the Rights. In addition, the Rights Agreement has been amended to provide that the Rights Agreement will terminate as of the Effective Time of the Merger (as defined in the Merger Agreement). A copy of the Amendment is included as Exhibit 10.2 to the Registrant’s Current Report on Form 8-K as filed with the Commission on April 25, 2005 and is incorporated by reference herein.

Item 2.	Exhibits.

The following exhibits are filed herewith:

1.	Rights Agreement between Instinet Group Incorporated and Mellon Investor Services LLC (Incorporated by reference to Exhibit 4.3 to the Registrant’s Quarterly Report filed on Form 10-Q (Commission file No. 000-32717) for the quarterly period ended June 30, 2001.)

2.	Amendment No.2 to Rights Agreement, dated as of April 22, 2005, between Instinet Group Incorporated and Mellon Investor Services LLC (Incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K as filed with the Commission on April 25, 2005.)

2

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

INSTINET GROUP INCORPORATED (Registrant)

Date: April 28, 2005

By:	/s/ Paul A. Merolla
Name:	Paul A. Merolla
Title:	Secretary and General Counsel